Contacts:

For Ventiv Health:                 For Adheris Inc.:
      Mike Evanisko
Investors/Corporate:                  Adheris, Inc.
John Emery, CFO                   (781) 229-8877
Ventiv Health, Inc.        mike.evanisko@adheris.com
(732) 537-4804
investor@ventiv.com

Media:
Felicia Vonella
Ventiv Health, Inc.
212-308-7155
fvonella@ventiv.com

Ventiv Health to Acquire Adheris,
Leading Provider of Patient Compliance and Persistency Programs

•	Complements Ventiv’s existing network of patient and physician services
•	Deepens Ventiv’s expertise in the area of drug adherence and patient outcomes
•	Transaction immediately accretive to Ventiv earnings

SOMERSET, NEW JERSEY, February 3, 2006 -- Ventiv Health, Inc. (NASDAQ: VTIV) today announced that it has signed a definitive agreement to acquire Adheris, Inc., a Massachusetts-based industry leader in the area of patient compliance and persistency programs.

Under the terms of the agreement, Ventiv will acquire Adheris for $60 million in cash and stock, plus earn-out payments for exceeding specified financial targets. The acquisition is expected to be immediately accretive to Ventiv’s earnings. The transaction, which is subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions, is expected to close late in the first quarter.

Adheris adds a unique patient education component to the Ventiv Health portfolio, providing a service with a proven history of improving medication adherence across nearly every chronic therapeutic category. By partnering with pharmacies around the country, Adheris programs build on the pharmacist-patient relationship and trust with personalized letters from pharmacists themselves. Adheris programs comply strictly with the patient privacy provisions of HIPAA, and their OnSyte™ technology allows retail pharmacies to help patients stay on therapy, while protecting their confidentiality and private medical information.

Eran Broshy, Ventiv’s CEO, stated, “Adheris adds a new and valuable dimension to our business. They are clearly the leader in developing state of the art patient education and reminder programs with a demonstrated track record of patient success - an area of increased interest to our clients. Adheris’ pharmacy network, proprietary technology, pharmaceutical relationships and program management expertise makes them an ideal complement to a number of our existing patient and physician-level education capabilities.”

Mike Evanisko, Adheris’ Chairman, stated, “Adheris has built a unique capability for improving appropriate patient medication utilization. Ventiv gives us an excellent avenue to demonstrate our proven programs with their deep pharmaceutical manufacturer relationships. Everyone wins when adherence is improved, most importantly the patient. Together, Ventiv and Adheris will have an ability to reach more disease sufferers and help improve their outcomes.”

Upon the close of the transaction, Adheris will become a wholly owned subsidiary of Ventiv. The Adheris brand will remain, and the company will operate under Ventiv’s Communication division.

Updated 2006 Guidance
Ventiv is today increasing its 2006 revenue guidance from $650-$670 million to $685-$705 million and EPS guidance from $1.35-$1.40 to $1.39-$1.44.

Conference Call Information:
Ventiv will host a conference call today, Friday, February 3rd @ 9:00am to discuss its acquisition of Adheris, Inc.
Call In Number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and Archived Webcast: www.ventiv.com

About Adheris
Adheris, Inc. is the leading provider of patient adherence programs in the U.S. Through its expansive retail pharmacy network of over 20,000 stores and proprietary technology, Adheris has developed a strong market position in the battle against patient pharmaceutical non-compliance. Founded in 1993, Adheris’ highly customized patient communications benefit all constituents within the pharmaceutical space, most importantly the patients themselves. For more information on Adheris, visit www.adheris.com

About Ventiv Health
Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization services to the global pharmaceutical and lifesciences industries. Ventiv delivers its customized clinical, sales, marketing and communications services through its three core business segments: Commercial Services, Clinical Services and Communications Services. Ventiv's 4,600 employees support over 150 client organizations, including 18 of the Top 20 global pharmaceutical companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, Inc. visit www.ventiv.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
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